EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-277541, 333-271007 and 333-230455) and Form S-3 (No.333-271006) of Y-mAbs Therapeutics, Inc. of our report dated March 4, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

March 4, 2025